Exhibit 99.1

NEWS RELEASE

MetroCorp Bancshares, Inc. Announces
Third Quarter 2011 Net Income of $2.3 Million or $0.13 Per Diluted Common Share, and
Continual Improvement in Asset Quality

HOUSTON, TEXAS – (October 21, 2011), MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the operating results for the third quarter of 2011.

Third Quarter Highlights

·	Net income was $2.3 million for the third quarter of 2011, compared with $637,000 for the third quarter of 2010 and $2.4 million for the second quarter of 2011.
·	Diluted earnings per common share for the third quarter of 2011 were $0.13 compared with $0.00 for the third quarter of 2010 and $0.13 for the second quarter of 2011.
·
Total nonperforming assets at September 30, 2011 declined $20.6 million or 22.2% to $72.2 million compared with $92.8 million at December 31, 2010, and $5.0 million or 6.5% compared with $77.2 million at June 30, 2011.

·	Provision for loan losses was $875,000 for the third quarter of 2011 compared with $4.7 million for the third quarter of 2010 and $1.2 million for the second quarter of 2011.
·	Net charge-offs for the third quarter of 2011 were $1.3 million compared with $6.1 million for the third quarter of 2010 and $2.7 million for the second quarter of 2011.
·	Allowance for loan losses was 2.83% of total loans at September 30, 2011 compared with 2.95% at December 31, 2010 and 2.85% at June 30, 2011.
·	Net interest margin increased to 3.83% for the third quarter of 2011 compared with 3.77% for the third quarter of 2010 and 3.76% for the second quarter of 2011.
·	Total risk-based capital ratio increased to 16.93% at September 30, 2011 compared with 15.13% at December 31, 2010 and 16.74% at June 30, 2011.

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp Bancshares, Inc. stated, “We are pleased with our third quarter performance, which continued the consistent progress we have made during the first and second quarters of 2011.  The Company’s diluted earnings per common share of $0.13 for the quarter was a solid improvement from the same period last year of $0.00 per diluted common share, and consistent with our linked quarter results of $0.13 cents for the second quarter of this year.

“The Company’s net income of $2.3 million for third quarter was comparable to the $2.4 million for the second quarter of this year and slightly higher than the $2.1 million for the first quarter of 2011.

“Our net interest margin increased to 3.83% in the third quarter of 2011, compared with 3.77% for the same period last year and 3.76% on a linked quarter basis.

“We are also pleased to see the continual reduction of nonperforming assets during the third quarter of 2011, which decreased $5.0 million on a linked quarter basis compared with the second quarter of 2011.  The $5.0 million decrease in nonperforming assets consisted of $3.8 million from Texas and $1.2 million from California.  In addition to the decline in nonperforming assets, Metro United Bank has entered into an escrow agreement with a buyer for a piece of foreclosure property in California that has a book value of approximately $6.5 million. The completion of the sale is subject to various closing conditions and expected to occur during the fourth quarter.  The ratio of nonperforming assets to total assets of 4.82% at the end of the third quarter 2011 also reflects steady improvement compared with 5.18% at the end of second quarter 2011, and 5.95% at year-end 2010.

“Management is encouraged with the steady sequential quarterly progress and will continue to remain focused on sustainable improvements going forward.”

Interest income and expense
Net interest income for the three months ended September 30, 2011 was $13.5 million, a decrease of $724,000 or 5.1% compared with $14.2 million for the same period in 2010. Net interest income for the nine months ended September 30, 2011 was $40.5 million, a decrease of $2.5 million or 5.8% compared with $43.0 million for the same period in 2010.  The decrease for the three and nine months ended September 30, 2011 was due primarily to a decline in average total loans and yields, partially offset by lower volume and cost of deposits.  On a linked-quarter basis, net interest income increased $277,000 or 2.1% from $13.2 million.

The net interest margin for the three months ended September 30, 2011 was 3.83%, an increase of six basis points compared with 3.77% for the same period in 2010. The yield on average earning assets decreased 34 basis points, and the cost of average earning assets decreased 40 basis points for the same periods.  On a linked-quarter basis, the net interest margin for the three months ended September 30, 2011 increased seven basis points compared with 3.76% for the three months ended June 30, 2011. The yield on average earning assets decreased one basis point, and the cost of average earning assets decreased eight basis points compared with the yields at June 30, 2011.

The net interest margin for the nine months ended September 30, 2011 was 3.81%, a decrease of one basis point compared with 3.82% for the same period in 2010. The yield on average earning assets decreased 46 basis points, and the cost of average earning assets decreased 45 basis points for the same periods.

Interest income for the three months ended September 30, 2011 was $16.8 million, down $2.5 million or 12.8% compared with $19.2 million for the same period in 2010, primarily due to lower loan volume and loan yield, partially offset by an increase in the volume of taxable securities and federal funds sold.  Average earning assets decreased $98.2 million or 6.5% to $1.40 billion for the third quarter of 2011, compared with $1.50 billion for the same period in 2010.  Average total loans decreased $140.7 million or 11.7% to $1.06 billion for the third quarter of 2011 compared with $1.20 billion for the third quarter of 2010. The yield on average earning assets for the third quarter of 2011 was 4.74% compared with 5.08% for the third quarter of 2010.

Interest income for the nine months ended September 30, 2011 was $51.0 million, down $8.1 million or 13.8% compared with $59.1 million for the same period in 2010, primarily due to lower loan volume and loan yield, partially offset by an increase in the volume of taxable securities and federal funds sold.   Average earning assets decreased $82.6 million or 5.5% to $1.42 billion for the nine months ended September 30, 2011 compared with $1.50 billion the same period in 2010.  Average total loans decreased $152.0 million or 12.3% to $1.09 billion for the nine months ended September 30, 2011 compared with $1.24 billion for the same period in 2010. The yield on average earning assets for the nine months ended September 30, 2011 was 4.80% compared with 5.26% for the same period of 2010.

Interest expense for the three months ended September 30, 2011 was $3.2 million, down $1.8 million or 34.7% compared with $5.0 million for the same period in 2010, primarily due to lower deposit volume and deposit cost and lower interest cost on the junior subordinated debentures. Average interest-bearing deposits were $1.01 billion for the third quarter of 2011, a decrease of $124.3 million or 11.0% compared with $1.13 billion for the same period of 2010. The cost of interest-bearing deposits for the third quarter of 2011 was 1.05% compared with 1.46% for the third quarter of 2010.  Interest cost of junior subordinated debentures declined from 5.76% for the third quarter of 2010 to 3.55% for the third quarter of 2011 as a result of the unhedged portion of the debt converting from fixed rate to variable rate. Average other borrowings, excluding junior subordinated debentures, were $36.4 million for the third quarter of 2011, a decrease of $20.4 million or 35.9% compared with $56.8 million for the third quarter of 2010.  The cost of other borrowings for the third quarter of 2011 was 2.82% compared with 2.00% for the third quarter of 2010.

Interest expense for the nine months ended September 30, 2011 was $10.5 million, down $5.7 million or 35.1% compared with $16.2 million for the same period in 2010, primarily due to lower deposit volume and lower cost of funds. Average interest-bearing deposits were $1.03 billion for the nine months ended September 30, 2011, a decrease of $129.7 million or 11.2% compared with $1.16 billion for the same period of 2010. The cost of interest-bearing deposits for the nine months ended September 30, 2011 was 1.13% compared with 1.60% for the same period of 2010. Interest cost of junior subordinated debentures declined from 5.76% for the nine months ended September 30, 2010 to 3.57% for the nine months ended September 30, 2011 as a result of the unhedged portion of the debt converting from fixed rate to variable rate. Average other borrowings, excluding junior subordinated debentures, were $45.0 million for the nine months ended September 30, 2011, an increase of $1.2 million or 2.8% compared with $43.8 million for the same period of 2010.  The cost of other borrowings for the nine months ended September 30, 2011 was 2.39% compared with 2.44% for the same period of 2010.

Noninterest income and expense
Noninterest income for the three months ended September 30, 2011 and 2010 was $1.8 million. Noninterest income for the nine months ended September 30, 2011 was $5.0 million, a decrease of $102,000 or 2.0% compared with the same period in 2010. The decline for the three and nine months ended September 30, 2011 was primarily due to a decrease in service fees, partially offset by a decline in securities impairments.

Noninterest expense for the three months ended September 30, 2011 was $11.4 million, an increase of $576,000 or 5.3% compared with the same period in 2010.  The increase was mainly the result of higher other noninterest expenses, expenses related to ORE, and salaries and employee benefits, partially offset by a decrease in the FDIC assessment. Other noninterest expense increased primarily as a result of a higher provision for unfunded commitments and increased legal fees and consulting fees.

Noninterest expense for the nine months ended September 30, 2011 was $33.2 million, a decrease of $3.9 million or 10.4% compared with the same period in 2010.  The decrease was primarily the result of lower expenses related to ORE, a $2.0 million goodwill impairment charge that was recorded in the first quarter of 2010 and FDIC assessment, partially offset by an increase in other noninterest expense.  Other noninterest expense increased primarily as a result of a higher provision for unfunded commitments and increased legal fees and consulting fees.

Salaries and employee benefits expense for the three months ended September 30, 2011 was $5.2 million, an increase of $141,000 or 2.8% compared with $5.1 million for the same period in 2010. The increase was primarily due to higher bonus accrual, partially offset by a decrease in employee healthcare expenses.  Salaries and employee benefits expense for the nine months ended September 30, 2011 was $15.7 million, an increase of $272,000 or 1.8% compared with $15.4 million for the same period in 2010.  The increase was primarily due to higher bonus accrual, partially offset by a decrease in stock-based compensation costs.

Provision for loan losses
The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010
	(dollars in thousands)
Allowance for Loan Losses
Balance at beginning of quarter	$30,393	$31,883	$34,644	$36,004
Provision for loan losses for quarter	875	1,245	2,550	4,700
Net charge-offs for quarter	(1,299)	(2,735)	(3,437)	(6,060)
Balance at end of quarter	$29,969	$30,393	$33,757	$34,644

Total loans	$1,059,165	$1,065,167	$1,144,310	$1,173,567

Allowance for loan losses to total loans	2.83%	2.85%	2.95%	2.95%
Net charge-offs to total loans	0.12%	0.26%	0.30%	0.52%

The provision for loan losses for the three months ended September 30, 2011 was $875,000, a decrease of $3.8 million compared with $4.7 million for the same period in 2010.  The provision for loan losses for the nine months ended September 30, 2011 was $2.5 million, a decrease of $12.5 million compared with $15.0 million for the same period in 2010.  The decrease for the three and nine months ended September 30, 2011 was primarily due to a decrease in nonperforming assets, as well as a reduction in total loans.  On a linked-quarter basis, the provision for loan losses in the third quarter of 2011 decreased $370,000 to $875,000 compared with $1.2 million for the second quarter of 2011, primarily as a result of a reduction in charge-offs and a reduction in nonperforming loans.

Net charge-offs for the three months ended September 30, 2011 were $1.3 million or 0.12% of total loans compared with net charge-offs of $6.1 million or 0.52% of total loans for the three months ended September 30, 2010. The net charge-offs primarily consisted of $411,000 in loans from Texas and $889,000 in loans from California.  Net charge-offs for the nine months ended September 30, 2011 were $6.2 million or 0.59% of total loans compared with net charge-offs of $9.8 million or 0.83% of total loans for the nine months ended September 30, 2010.

Asset Quality
The following table summarizes nonperforming assets as of the dates indicated:

	September 30, 2011	June 30, 2011	December 31, 2010
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans	$29,664	$39,628	$50,985
Accruing loans 90 days or more past due	28	121	334
Troubled debt restructurings - accruing	-	132	1,314
Troubled debt restructurings - nonaccruing	18,660	21,534	20,198
Other real estate (“ORE”)	23,844	15,814	19,956
Total nonperforming assets	72,196	77,229	$92,787

Total nonperforming assets to total assets	4.82%	5.18%	5.95%

Total nonperforming assets at September 30, 2011 were $72.2 million ($50.4 million from Texas and $21.8 million from California) compared with $92.8 million at December 31, 2010, a decrease of $20.6 million or 22.2%. The ratio of total nonperforming assets to total assets decreased to 4.82% at September 30, 2011 from 5.95% at December 31, 2010.

On a linked-quarter basis, total nonperforming assets decreased by $5.0 million, which consisted of a $3.8 million decrease in Texas and a $1.2 million decrease in California. The decrease in nonperforming assets in Texas consisted primarily of declines of $8.4 million in nonaccrual loans, and $2.5 million in nonaccruing troubled debt restructurings (“TDRs”), partially offset by an increase of $7.3 million in ORE.    In Texas, nonaccrual loans decreased primarily due to $6.5 million in transfers to ORE, $3.5 million from the sale of a loan, $2.9 million in loan upgrades and payoffs and $1.0 million in chargeoffs, which were partially offset by the addition of $5.7 million in loans to nonaccrual status.  Nonaccruing TDRs decreased primarily due to a $2.2 million transfer to ORE in Texas.   The decrease in nonperforming assets in California primarily consisted of a decrease of $1.6 million in nonaccrual loans resulting from chargedowns and transfer of a loan relationship to ORE, partially offset by the resulting increase of $744,000 in ORE.

On a linked-quarter basis, ORE increased by approximately $8.0 million compared with June 30, 2011, which included increases of $7.3 million in Texas and $744,000 in California.  The increase in Texas was primarily the result of $9.0 million in foreclosures of seven properties, which were partially offset by $886,000 in sales of three properties and $825,000 in writedowns on three properties.  The $744,000 increase in California resulted from the addition of three properties from one loan relationship, partially offset by writedowns on two properties.

Approximately $45.2 million or 93.5% of nonaccrual loans and nonaccruing TDRs at September 30, 2011, are collateralized by real estate.  Management is closely monitoring the loan portfolio and actively working on problem loan resolutions but uncertain economic conditions could cause further deterioration in the loan portfolio.

Management conference call.  On Monday, October 24, 2011, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the third quarter 2011 results.  A brief management presentation will be followed by a question and answer period.  To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference.  The call will be webcast by Shareholder.com  and can be accessed at MetroCorp’s web site at www.metrobank-na.com.  An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of September 30, 2011, the Company had consolidated assets of $1.5 billion.  For more information, visit the Company’s web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe the Company’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control.  Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company’s net interest margin; (3) the failure of or changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company’s primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (6) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Formal Agreement between MetroBank and the Office of the Comptroller of the Currency; (7) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Consent Order between Metro United Bank and the Federal Deposit Insurance Corporation and the California Department of Financial Institutions; (8) increases in the level of nonperforming assets; (9) changes in the availability of funds which could increase costs or decrease liquidity; (10) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (11) changes in accounting principles, policies or guidelines; (12) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company’s securities portfolio; (13) the incurrence and possible impairment of goodwill associated with an acquisition; (14) the Company’s ability to raise additional capital; (15) the inability to fully realize the Company’s net deferred tax asset; and (16) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.  These and other risks and factors are further described from time to time in the Company’s 2010 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

For more information contact:
MetroCorp Bancshares, Inc., Houston
George Lee, Executive Vice Chairman, President & CEO, (713) 776-3876, or
David Choi, EVP/Chief Financial Officer, (713) 776-3876

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)

	September 30, 2011	December 31, 2010
Consolidated Balance Sheets
Assets
Cash and due from banks	$20,300	$21,406
Federal funds sold and other short-term investments	177,248	130,319
Total cash and cash equivalents	197,548	151,725
Securities available-for-sale, at fair value	149,643	175,706
Securities held-to-maturity, at cost (fair value $4,504 at September 30, 2011 and $4,167 at December 31, 2010)	4,045	4,045
Other investments	6,594	6,925
Loans, net of allowance for loan losses of $29,969 and $33,757, at September 30, 2011 and December 31, 2010, respectively	1,029,196	1,110,553
Accrued interest receivable	3,906	4,682
Premises and equipment, net	5,076	5,377
Goodwill	17,327	17,327
Core deposit intangibles	137	202
Deferred tax asset	15,485	17,781
Customers' liability on acceptances	5,613	4,708
Foreclosed assets, net	23,844	19,956
Cash value of bank owned life insurance	31,070	29,988
Prepaid FDIC assessment	5,699	7,610
Other assets	2,597	2,000
Total assets	$1,497,780	$1,558,585

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$251,360	$223,105
Interest-bearing	990,132	1,071,079
Total deposits	1,241,492	1,294,184
Junior subordinated debentures	36,083	36,083
Other borrowings	36,416	56,804
Accrued interest payable	296	447
Acceptances outstanding	5,613	4,708
Other liabilities	12,158	7,592
Total liabilities	1,332,058	1,399,818
Commitments and contingencies	-	-
Shareholders' equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; 45,000 shares issued and outstanding at September 30, 2011 and December 31, 2010	44,966	45,427
Common stock, $1.00 par value, 50,000,000 shares authorized; 13,331,815 and 13,230,315 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	13,332	13,230
Additional paid-in-capital	33,753	33,178
Retained earnings	74,115	69,168
Accumulated other comprehensive income (loss)	(444)	(2,236)
Total shareholders' equity	165,722	158,767
Total liabilities and shareholders' equity	$1,497,780	$1,558,585
	-	-
Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$29,664	$50,985
Accruing loans 90 days or more past due	28	334
Troubled debt restructurings - accrual	-	1,314
Troubled debt restructurings - nonaccrual	18,660	20,198
Other real estate ("ORE")	23,844	19,956
Total nonperforming assets	72,196	92,787

Total nonperforming assets to total assets	4.82%	5.95%
Total nonperforming assets to total loans and ORE	6.67%	7.97%
Allowance for loan losses to total loans	2.83%	2.95%
Allowance for loan losses to total nonperforming loans	61.98%	46.35%
Net year-to-date charge-offs to total loans	0.59%	1.16%
Net year-to-date charge-offs	$6,239	$13,224
Total loans to total deposits	85.31%	88.42%

MetroCorp Bancshares, Inc.
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30		Ended September 30,
	2011	2010	2011	2010
Average Balance Sheet Data
Total assets	$1,504,893	$1,603,884	$1,517,897	$1,611,074
Securities	163,074	136,932	172,631	115,674
Total loans	1,062,275	1,203,013	1,086,860	1,238,835
Allowance for loan losses	30,718	37,568	32,514	34,766
Net loans	1,031,557	1,165,445	1,054,346	1,204,069
Total interest-earning assets	1,402,822	1,500,972	1,419,697	1,502,310
Total deposits	1,249,564	1,335,209	1,257,937	1,357,649
Other borrowings and junior subordinated debt	72,468	92,874	81,091	79,854
Total shareholders' equity	165,395	158,121	162,740	157,560

Income Statement Data
Interest income:
Loans	$15,364	$17,960	$46,696	$55,717
Securities:
Taxable	1,025	977	3,413	2,590
Tax-exempt	99	117	296	356
Federal funds sold and other short-term investments	280	165	551	473
Total interest income	16,768	19,219	50,956	59,136
Interest expense:
Time deposits	1,857	2,863	6,057	9,410
Demand and savings deposits	800	1,301	2,647	4,397
Other borrowings	586	806	1,779	2,357
Total interest expense	3,243	4,970	10,483	16,164
Net interest income	13,525	14,249	40,473	42,972
Provision for loan losses	875	4,700	2,450	15,028
Net interest income after provision for loan losses	12,650	9,549	38,023	27,944
Noninterest income:
Service fees	1,124	1,222	3,214	3,384
Other loan-related fees	89	91	268	305
Letters of credit commissions and fees	143	185	492	570
Gain on securities, net	203	31	129	76

Total other-than-temporary impairment ("OTTI") on securities	(32)	(212)	(215)	(495)
Less: Noncredit portion of "OTTI"	(2)	(48)	(20)	(135)
Net impairments on securities	(30)	(164)	(195)	(360)
Other noninterest income	287	396	1,138	1,173
Total noninterest income	1,816	1,761	5,046	5,148
Noninterest expense:
Salaries and employee benefits	5,214	5,073	15,702	15,430
Occupancy and equipment	1,896	1,882	5,545	5,780
Foreclosed assets, net	1,222	1,088	2,741	5,367
FDIC assessment	632	881	2,016	2,471
Goodwill impairment	-	-	-	2,000
Other noninterest expense	2,471	1,935	7,217	6,024
Total noninterest expense	11,435	10,859	33,221	37,072
Income (loss) before provision for income taxes	3,031	451	9,848	(3,980)
Provision (benefit) for income taxes	762	(186)	3,090	(1,323)
Net income (loss)	$2,269	$637	$6,758	$(2,657)

Dividends and discount - preferred stock	$(601)	$(605)	$(1,811)	$(1,805)
Net income (loss) applicable to common stock	$1,668	$32	$4,947	$(4,462)

Per Share Data
Earnings (loss) per share - basic	$0.13	$-	$0.38	$(0.38)
Earnings (loss) per share - diluted	0.13	-	0.37	(0.38)
Weighted average shares outstanding:
Basic	13,145	12,329	13,141	11,712
Diluted	13,234	12,345	13,216	11,712
Dividends per common share	$-	$-	$-	$-

Performance Ratio Data
Return on average assets	0.60%	0.16%	0.60%	(0.22	) %
Return on average shareholders' equity	5.44%	1.60%	5.55%	(2.25	) %
Net interest margin	3.83%	3.77%	3.81%	3.82%
Efficiency ratio	74.39%	67.14%	72.67%	72.34%
Equity to assets (average)	10.99%	9.86%	10.72%	9.78%